Exhibit 99.1

NECB Earnings Press Release for 3/31/2022:

NORTHEAST COMMUNITY BANCORP, INC. REPORTS RESULTS

FOR THE QUARTER AND YEAR ENDED MARCH 31, 2022

White Plains, New York, April 27, 2022 – NorthEast Community Bancorp, Inc. (Nasdaq: NECB) (the “Company”), the parent holding company of NorthEast Community Bank (the “Bank”), reported net income of $3.6 million, or $0.23 per basic and diluted common share, for the quarter ended March 31, 2022 compared to net income of $3.2 million, or $0.20 per basic and diluted common share, for the quarter ended March 31, 2021.

Kenneth A. Martinek, NorthEast Community Bancorp’s Chairman of the Board and Chief Executive Officer, stated “We are pleased to report a strong start to 2022, with net income of $3.6 million for the first quarter due to the strong performance of our loan portfolio and no loans past due or in foreclosure at March 31, 2022. Despite the continuing COVID-19 pandemic, loan demand remained strong with originations and outstanding commitments increasing quarter over quarter. Our commitments, loans-in-process, and standby letters of credit outstanding totaled $838.1 million at March 31, 2022 compared to $749.0 million at December 31, 2021. At this time, we have no loans on deferral as a result of the COVID-19 pandemic. As has been in the past, construction lending for affordable housing units in high demand high absorption areas continues to be our focus.”

Highlights for the three months ended and at March 31, 2022 are as follows:

•	Net income increased by $400,000, or 12.3%, for the quarter ended March 31, 2022 compared to the same period in the prior year.

•	Net interest income increased by $1.6 million, or 15.2%, for the quarter ended March 31, 2022 compared to the same period in 2021.

•	Asset quality metrics continued to remain strong with non-performing assets to total assets of 0.16% at March 31, 2022 and at December 31, 2021. Our allowance for loan losses totaled $5.3 million, or 0.53% of total loans at March 31, 2022 compared to $5.2 million, or 0.54% of total loans at December 31, 2021.

•	In accordance with the provisions of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) since March 2020, we granted pandemic-related loan payment deferrals to 196 loans totaling $190.9 million at the time payment deferral was requested. At March 31, 2022, we had no loans in deferral status.

Balance Sheet Summary

Total assets increased by $56.3 million, or 4.6%, to $1.3 billion at March 31, 2022, from $1.2 billion at December 31, 2021. The increase in assets was primarily due to increases in net loans of $34.1 million and cash and cash equivalents of $22.4 million.

Cash and cash equivalents increased by $22.4 million, or 14.7%, to $174.7 million at March 31, 2022 from $152.3 million at December 31, 2021. The increase in cash was primarily attributable to an increase in deposits of $64.8 million. These sources of funds were deployed via an increase in net loans of $34.1 million, an increase in property and equipment of $1.6 million due primarily to the purchase of property and equipment for a new branch office, and a reduction in FHLB advances of $7.0 million.

Equity securities decreased by $634,000, or 3.2%, to $19.3 million at March 31, 2022 from $19.9 million at December 31, 2021. The decrease in equity securities was primarily attributable to market depreciation of $634,000 as market interest rates increased during the March 31, 2022 quarter.

Securities held-to-maturity decreased by $241,000, or 1.3%, to $17.6 million at March 31, 2022 from $17.9 million at December 31, 2021 due primarily to maturities and pay-downs.

Loans, net of the allowance for loan losses, increased by $34.1 million, or 3.5%, to $1.0 billion at March 31, 2022 from $968.1 million at December 31, 2021. The increase in loans, net of the allowance for loan losses, was primarily due to loan originations of $121.8 million during the quarter ended March 31, 2022, consisting primarily of $112.8 million in construction loans with respect to which approximately 31.4% of the funds were disbursed at loan closings and the remaining funds to be disbursed over the terms of the construction loans.

Loan originations resulted in a net increase of $52.9 million in construction loans. The increase in our loan portfolio was partially offset by decreases in multi-family loans of $9.0 million, non-residential loans of $4.7 million, mixed-use loans of $2.3 million, and commercial and industrial loans of $2.9 million, coupled with normal pay-downs and principal reductions.

Premises and equipment increased by $1.6 million, or 6.6%, to $25.5 million at March 31, 2022 from $23.9 million at December 31, 2021 due to the acquisition of property and equipment for a new branch site located in Bloomingburg, New York.

Investments in restricted stock decreased by $315,000, or 20.1%, to $1.3 million at March 31, 2022 from $1.6 million at December 31, 2021 due to a reduction in mandatory Federal Home Loan Bank stock in connection with the maturity/pay-off of $7.0 million in advances during the quarter ended March 31, 2022.

Accrued interest receivable increased by $460,000, or 10.7%, to $4.7 million at March 31, 2022 from $4.3 million at December 31, 2021 due to an increase in the loan portfolio.

Foreclosed real estate was $2.0 million at March 31, 2022 and December 31, 2021.

Right of use assets — operating decreased by $134,000, or 5.2%, to $2.4 million at March 31, 2022 from $2.6 million at December 31, 2021, primarily due to amortization.

Other assets decreased by $1.1 million, or 23.8%, to $3.6 million at March 31, 2022 from $4.7 million at December 31, 2021 due to a decrease in tax assets of $1.1 million.

Total deposits increased by $64.8 million, or 7.0%, to $991.9 million at March 31, 2022 from $927.2 million at December 31, 2021. The increase was primarily due to an increase in non-interest bearing demand deposits of $50.4 million, or 15.2%, and an increase in savings account balances of $24.1 million, or 13.0%. These increases were partially offset by a decrease in certificates of deposit of $8.3 million, or 2.9% and a decrease in NOW/money market accounts of $1.4 million, or 1.2%, from December 31, 2021 to March 31, 2022.

Federal Home Loan Bank advances decreased by $7.0 million, or 25.0%, to $21.0 million at March 31, 2022 from $28.0 million at December 31, 2021.

Advance payments by borrowers for taxes and insurance increased by $387,000, or 20.5%, to $2.3 million at March 31, 2022 from $1.9 million at December 31, 2021 due primarily to the accumulation of tax payments from borrowers.

Lease liability – operating decreased by $130,000, or 5.0%, to $2.5 million at March 31, 2022 from $2.6 million at December 31, 2021, primarily due to amortization.

Accounts payable and accrued expenses decreased by $4.7 million, or 35.0%, to $8.8 million at March 31, 2022 from $13.5 million at December 31, 2021 due primarily to a decrease in suspense accounts for loan closings of $2.6 million and a decrease in accrued expenses of $2.2 million.

Stockholders’ equity increased by $3.0 million, or 1.2% to $254.4 million at March 31, 2022, from $251.4 million at December 31, 2021. The increase in stockholders’ equity was due to net income of $3.6 million for the quarter ended March 31, 2022, a reduction of $217,000 in unearned employee stock ownership plan shares, and $19,000 in other comprehensive income, partially offset by dividends declared of $931,000.

Net Interest Income

Net interest income totaled $11.9 million for the quarter ended March 31, 2022, as compared to $10.4 million for the quarter ended March 31, 2021. The increase in net interest income of $1.6 million, or 15.2%, was primarily due to an increase in interest income combined with a decrease in interest expense.

The increase in interest income is attributable to increases in loans, investment securities, equity securities, and interest-bearing deposits as we continued to deploy the proceeds raised in our July 2021 second-step conversion. The decrease in interest expense is attributable to a decrease in the balances and cost of funds on our certificates of deposits, partially offset by increases in the balances and cost of funds in our interest-bearing demand deposits and our savings and club accounts.

In this regard, interest and dividend income increased by $1.5 million, or 12.3%, to $13.3 million for the quarter ended March 31, 2022 from $11.8 million for the quarter ended March 31, 2021 due to an increase in the average balance of interest earning assets of $268.0 million, or 29.7%, to $1.2 billion for the quarter ended March 31, 2022 from $902.0 million for the quarter ended March 31, 2021, partially offset by a decrease in the yield on interest earning assets by 70 basis points from 5.24% for the quarter ended March 31, 2021 to 4.54% for the quarter ended March 31, 2022.

Interest expense decreased by $117,000, or 8.0%, to $1.3 million for the quarter ended March 31, 2022 from $1.5 million for the quarter ended March 31, 2021 due to a decrease in the cost of interest bearing liabilities by 17 basis points from 1.02% for the quarter ended March 31, 2021 to 0.85% for the quarter ended March 31, 2022, partially offset by an increase in average interest bearing liabilities of  $60.0 million, or 10.4%, to $635.3 million for the quarter ended March 31, 2022 from $575.4 million for the quarter ended March 31, 2021.

Net interest margin decreased by 51 basis points, or 11.2%, during the quarter ended March 31, 2022 to 4.08% compared to 4.59% during the quarter ended March 31, 2021.

Provision for Loan Losses

The Company recorded no loan loss provision for the quarter ended March 31, 2022 compared to a loan loss provision of $17,000 for the quarter ended March 31, 2021. We charged-off $10,000 and $11,000 during the quarter ended March 31, 2022 and March 31, 2021, respectively, against various unpaid overdrafts in our demand deposit accounts. We recorded recoveries of $95,000 and $8,000 during the quarter ended March 31, 2022 and March 31, 2021, respectively.

Non-Interest Income

Non-interest income for the quarter ended March 31, 2022 was $58,000 compared to non-interest income of $443,000 for the quarter ended March 31, 2021. The decrease in total non-interest income was primarily due to unrealized loss of $634,000 on equity securities during the quarter ended March 31, 2022 compared to an unrealized loss of $155,000 on equity securities during the quarter ended March 31, 2021. The unrealized loss of $634,000 on equity securities was primarily due to a rising interest rate environment and the Federal Reserve’s interest rate increase during the March 31, 2022 quarter.

The decrease in total non-interest income was partially offset by an increase of $69,000 in other loan fees and service charges, an increase of $19,000 in investment advisory fees, and an increase of $5,000 in other non-interest income.

Non-Interest Expense

Non-interest expense increased by $666,000, or 10.2%, to $7.2 million for the quarter ended March 31, 2022 from $6.6 million for the quarter ended March 31, 2021. The increase resulted primarily from increases of $455,000 in other operating expense, $171,000 in salaries and employee benefits, $41,000 in equipment expense, $30,000 in occupancy expense, and $30,000 in advertising expense, partially offset by decreases of $51,000 in outside data processing expense and $10,000 in real estate owned expense.

Income Taxes

We recorded income tax expense of $1.1 million and $982,000 for the quarter ended March 31, 2022 and 2021, respectively. For the quarter ended March 31, 2022, we had approximately $184,000 in tax exempt income, compared to approximately $162,000 in tax exempt income for the quarter ended March 31, 2021. Our effective income tax rates were 23.5% and 23.2% for the quarters ended March 31, 2022 and 2021, respectively.

Asset Quality

Non-performing assets totaled $2.0 million at both March 31, 2022 and December 31, 2021. We had no non-performing loans at March 31, 2022 and December 31, 2021. Our ratio of non-performing assets to total assets remained low at 0.16% at March 31, 2022 and December 31, 2021.

Based on a review of the loans that were in the loan portfolio at March 31, 2022, management believes that the allowance for loan losses is maintained at a level that represents its best estimate of inherent losses in the loan portfolio that were both probable and reasonably estimable.

The Company’s allowance for loan losses totaled $5.3 million, or 0.53% of total loans as of March 31, 2022, compared to $5.2 million, or 0.54% of total loans as of December 31, 2021.

Capital

The Company’s total stockholder’s equity to assets was 19.85% as of March 31, 2022. At March 31, 2022, the Company had the ability to borrow $30.5 million from the Federal Home Loan Bank of New York.

The Bank’s capital position remains strong relative to current regulatory requirements and the Bank is considered a well-capitalized institution under the Prompt Corrective Action framework. As of March 31, 2022, the Bank had a tier 1 leverage capital ratio of 16.03% and a total risk-based capital ratio of 15.03%.

About NorthEast Community Bancorp

NorthEast Community Bancorp, headquartered at 325 Hamilton Avenue, White Plains, New York 10601, is the holding company for NorthEast Community Bank, which conducts business through its ten branch offices located in Bronx, New York, Orange, and Rockland Counties in New York and Essex, Middlesex, and Norfolk Counties in Massachusetts and three loan production offices located in New City, New York, White Plains, New York, and Danvers, Massachusetts. For more information about NorthEast Community Bancorp and NorthEast Community Bank, please visit www.necb.com.

Forward Looking Statement

This press release contains certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include, but are not limited to, changes in market interest rates, regional and national economic conditions, the effect of the COVID-19 pandemic (including its impact on NorthEast Community Bank’s business operations and credit quality, on our customers and their ability to repay their loan obligations and on general economic and financial market conditions), legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in NorthEast Community Bank’s market area, changes in the real estate market values in NorthEast Community Bank’s market area and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties may be described in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission (the “SEC”), which are available through the SEC’s website located at www.sec.gov. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:	Kenneth A. Martinek

Chairman and Chief Executive Officer

PHONE:	(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	March 31,	December 31,
	2022	2021
	(In thousands, except share
	and per share amounts)
ASSETS
Cash and amounts due from depository institutions	$9,091	$8,344
Interest-bearing deposits	165,593	143,925
Total Cash and cash equivalents	174,684	152,269
Certificates of deposit	100	100
Equity securities	19,309	19,943
Securities available-for-sale, at fair value	1	1
Securities held-to-maturity (fair value of $15,790 and $17,620, respectively)	17,639	17,880
Loans receivable	1,007,040	972,851
Deferred loan costs, net	512	484
Allowance for loan losses	(5,328)	(5,242)
Net loans	1,002,224	968,093
Premises and equipment, net	25,491	23,907
Investments in restricted stock, at cost	1,254	1,569
Bank owned life insurance	25,439	25,291
Accrued interest receivable	4,743	4,283
Goodwill	651	651
Real estate owned	1,996	1,996
Property held for investment	1,472	1,481
Right of Use Assets – Operating	2,430	2,564
Right of Use Assets – Financing	358	359
Other assets	3,568	4,683
Total assets	$1,281,359	$1,225,070
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$381,276	$330,853
Interest bearing	610,662	596,311
Total deposits	991,938	927,164
Advance payments by borrowers for taxes and insurance	2,271	1,884
Federal Home Loan Bank advances	21,000	28,000
Lease Liability – Operating	2,474	2,604
Lease Liability – Financing	505	496
Accounts payable and accrued expenses	8,798	13,540
Total liabilities	1,026,986	973,688

Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value; 75,000,000 shares authorized; 16,377,936 shares issued; 16,377,936 shares outstanding	$164	$164
Additional paid-in capital	145,376	145,335
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(8,084)	(8,301)
Retained earnings	117,037	114,323
Accumulated other comprehensive loss	(120)	(139)
Total stockholders’ equity	254,373	251,382
Total liabilities and stockholders’ equity	$1,281,359	$1,225,070

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended March 31,
	2022	2021
INTEREST INCOME:
Loans	$13,061	$11,727
Interest-earning deposits	54	10
Securities	158	83
Total Interest Income	13,273	11,820
INTEREST EXPENSE:
Deposits	1,178	1,282
Borrowings	161	174
Financing lease	9	9
Total Interest Expense	1,348	1,465
Net Interest Income	11,925	10,355
Provision for loan loss	—	17
Net Interest Income after Provision for Loan Losses	11,925	10,338
NON-INTEREST INCOME:
Other loan fees and service charges	391	322
Earnings on bank owned life insurance	148	147
Investment advisory fees	137	118
Unrealized loss on equity securities	(634)	(155)
Other	16	11
Total Non-Interest Income	58	443
NON-INTEREST EXPENSES:
Salaries and employee benefits	3,828	3,657
Occupancy expense	603	573
Equipment	290	249
Outside data processing	436	487
Advertising	54	24
Real estate owned expense	31	41
Other	1,978	1,523
Total Non-Interest Expenses	7,220	6,554
INCOME BEFORE PROVISION FOR INCOME TAXES	4,763	4,227
PROVISION FOR INCOME TAXES	1,118	982
NET INCOME	$3,645	$3,245

NORTHEAST COMMUNITY BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

	Three Months Ended March 31,
	2022	2021
	(In thousands, except per share amounts)
Per share data:
Earnings per share - basic and diluted¹	$0.23	$0.20
Weighted average shares outstanding - basic and diluted¹	15,523	16,171
Performance ratios/data:
Return on average total assets	1.17%	1.35%
Return on average shareholders' equity	5.74%	8.32%
Net interest income	$11,925	$10,355
Net interest margin	4.08%	4.59%
Efficiency ratio	60.25%	60.70%
Net charge-off ratio	0.00%	0.00%

Loan portfolio composition:	March 31, 2022	December 31, 2021
One-to-four family	$7,223	$7,189
Multi-family	75,458	84,425
Mixed-use	26,418	28,744
Total residential real estate	109,099	120,358
Non-residential real estate	45,358	50,016
Construction	736,690	683,830
Commercial and industrial	115,450	118,378
Consumer	443	269
Gross loans	1,007,040	972,851
Deferred loan (fees) costs, net	512	484
Total loans	$1,007,552	$973,335
Asset quality data:
Loans past due over 90 days and still accruing	$-	$-
Non-accrual loans	-	-
OREO property	1,996	1,996
Total non-performing assets	$1,996	$1,996

Allowance for loan losses to total loans	0.53%	0.54%
Allowance for loan losses to non-performing loans	NA	NA
Non-performing loans to total loans	0.00%	0.00%
Non-performing assets to total assets	0.16%	0.16%

Bank's Regulatory Capital ratios:
Common equity tier 1 capital to risk-weighted assets	15.03%	15.28%
Total capital to risk-weighted assets	14.64%	14.87%
Tier 1 capital to risk-weighted assets	14.64%	14.87%
Tier 1 leverage ratio	16.03%	16.79%

¹Shares amounts related to periods prior to the July 12, 2021 closing of the conversion offering have been restated to give retroactive recognition to the 1.3400 exchange ratio applied in the conversion offering.

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Three Months Ended March 31, 2022			Three Months Ended March 31, 2021
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield
	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable Gross	$989,729	$13,061	5.28%	$834,468	$11,727	5.62%
Securities (1)	39,070	158	1.62%	19,098	83	1.74%
Other interest-earning assets	141,191	54	0.15%	48,400	10	0.08%
Total interest-earning assets	1,169,990	13,273	4.54%	901,966	11,820	5.24%
Allowance for loan losses	(5,283)			(5,090)
Non-interest-earning assets	76,155			67,674
Total assets	$1,240,862			$964,550

Interest-bearing demand deposit	$117,370	$169	0.58%	$108,002	$156	0.58%
Savings and club accounts	203,255	328	0.65%	102,632	79	0.31%
Certificates of deposit	288,664	681	0.94%	336,739	1,047	1.24%
Total interest-bearing deposits	609,289	1,178	0.77%	547,373	1,282	0.94%
Borrowed money	26,056	170	2.61%	28,000	183	2.61%
Total interest-bearing liabilities	635,345	1,348	0.85%	575,373	1,465	1.02%
Non-interest-bearing demand deposit	336,845			219,599
Other non-interest-bearing liabilities	14,590			13,553
Total liabilities	986,780			808,525
Equity	254,082			156,025
Total liabilities and equity	$1,240,862			$964,550

Net interest income / interest spread		$11,925	3.69%		$10,355	4.22%
Net interest rate margin			4.08%			4.59%
Net interest earning assets	$534,645			$326,593
Average interest-earning assets to interest-bearing liabilities	184.15%			156.76%

(1)     Includes Federal Home Loan Bank of New York stock.